BETHEL BANCORP AND SUBSIDIARIES
Exhibit 11.  Statement Regarding Computation of Per Share Earnings

                             Three Months Ended           Three Months Ended
                             September 30,1995            September 30, 1994
                           ----------------------       ---------------------

EQUIVALENT SHARES:

Average Shares Outstanding           560,125                     547,400

Total Equivalent Shares              560,125                     547,400
Total Primary Shares                 608,261                     617,816
Total Fully Diluted Shares           725,785                     734,698

Net Income                       $   421,637                 $   405,712
Less Preferred Stock Dividend         35,000                      35,000
                              -------------------       ---------------------
Net Income after Preferred
  Dividend                       $   386,637                 $   370,712
                              ===================       =====================

Primary Earnings Per Share       $       0.64                $       0.60
Fully Diluted Earnings Per Share $       0.58                $       0.55